FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE INCREASES DIVIDEND

Shareholders to Receive $0.27 per Share

BLOOMFIELD HILLS, MI, May 4, 2016 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, today announced that its Board of Directors has approved an increase in the cash dividend to $0.27 per share for the first quarter of 2016. Penske Automotive Group President Robert H. Kurnick, Jr., said, “The increase in the dividend reflects the strength in the performance of the company’s business in the first quarter and further demonstrates our commitment to return capital to PAG’s shareholders.”

The dividend is payable on June 1, 2016, to shareholders of record on May 16, 2016.

Caution Concerning Forward Looking Statements
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales potential and outlook. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: economic conditions generally, conditions in the credit markets and changes in interest rates and foreign currency exchange rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters, recalls or other disruptions that interrupt the supply of vehicles or parts to us, changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2015, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

About Penske Automotive
Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, Canada and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG employs more than 22,000 people worldwide and is a member of the Fortune 500 and Russell 2000.  For additional information, visit the company’s website at www.penskeautomotive.com.

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Inquiries should contact:

J. D. Carlson Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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